Exhibit 10.1

WAIVER AND AMENDMENT AGREEMENT

This Wavier and Amendment Agreement (the “Agreement”), dated as of October 16, 2023, is made by and between (i) JGB Partners, LP (“JGB Partners”), JGB Capital, LP (“JGB Capital”) and JGB Capital Offshore Ltd. (“JGB Offshore” and collectively with JGB Partners and JGB Capital, the “Holders” and each a “Holder”), (ii) 22nd Century Group, Inc., a Nevada corporation (the “Company”), (iii) each of the subsidiaries of the Company executing this Agreement as guarantors (collectively, the “Subsidiary Guarantors”, and together with the Company, the “Company Parties”), and (iv) JGB Collateral, LLC, as collateral agent for the Holders (the “Agent”).

WHEREAS, the Holders and the Company are parties to that certain Securities Purchase Agreement, dated as of March 3, 2023 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “SPA”), whereby, among other things, (i) the Company has issued to the Holders, and the Holders have acquired from the Company, certain 7% Original Issue Discount Senior Secured Debentures due March 3, 2026, in the aggregate original principal amount of $21,052,632 (the “Debentures”) and certain Common Stock Purchase Warrants to purchase an aggregate of 496,960 shares of the Company’s common stock at an exercise price of $12.828 per share (the “Warrants”), (ii) each of the Subsidiary Guarantors have executed and delivered to the Agent that certain Subsidiary Guaranty (the “Guaranty”), dated March 3, 2022, pursuant to which each such Subsidiary Guarantor guaranteed, among other things, payment of the Obligations (as defined in such Guaranty), (iii) each Company Party executed and delivered to the Agent that certain Security Agreement (the “Security Agreement”), dated March 3, 2022, whereby each Company Party granted a first ranking lien and security interest in substantially all of its assets to the Agent as security for the Company Parties’ obligations under the Transaction Documents (as defined in the SPA), and (iv) the Company, the Agent and Truist Bank have entered into that certain Escrow Agreement, dated as of March 27, 2023, (the “Escrow Agreement”) pursuant to which Truist Bank maintains, in its capacity as escrow agent, possession of $7,500,000 of cash collateral for the for the Company Parties’ obligations under the Loan Documents (the “Escrow Funds”);

WHEREAS, the Company failed to achieve revenue (as determined in accordance with GAAP) of at least $18,500,000 for the quarter ended September 30, 2023 in accordance with pursuant to Section 7(d) of the Debentures resulting in the occurrence of an Event of Default, which is continuing, under the Debentures and the other Transaction Documents (the “Specified Default”); and

WHEREAS, the parties now desire to enter into this Agreement to, among other things, waive the Specified Default and to agree to such other matters set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. Capitalized terms used and not defined in this Agreement shall have the respective meanings given such terms in the SPA or the Debentures, as applicable.

2.	Agreements of the Party.

a.	Waiver of Specified Default. The Holders hereby waive and forever release the Specified Default. For the avoidance of doubt, the waiver and release provided for in this Section 2(a) is a one-time waiver of the provisions of Section 7(d) of the Debentures and does not constitute a continuing waiver of Section 7(d) of the Debentures or any other term or provision of the Transaction Documents.

b.	Amendment to Schedule E to the Debentures. Notwithstanding the provisions of Schedule E to the Debentures, the Holders and the Company agree that “Revenue Target” for the quarter ended December 31, 2023, shall be $15,500,000.

c.	Escrow Funds. The parties agree that the Agent is authorized to deliver, upon the parties execution of this Agreement, the instructions attached hereto as Exhibit A (the “Escrow Release Instructions”) to Truist Bank instructing Truist Bank to release all of the Escrow Funds to the Agent. The Escrow Funds shall be applied to, and shall reduce, ratably the outstanding principal amount of the Debentures on a dollar-for-dollar basis. Following JGB’s written confirmation of receipt of the Escrow Funds, Section 7(c) of the Debentures shall be of no further force and effect.

d.	Put of Warrants. As a result of the occurrence of the Specified Default, and in consideration of the Holders’ waiver thereof, the Company has permitted the Holders to put a portion of the Warrant corresponding to 166,667 Warrant Shares to the Company pursuant to Section 2(g) of the Warrants and the Company agrees that the Holders have duly exercised such put. The Put Price (as defined in the Warrants) due and payable is $2,500,005, which shall be due and payable in accordance with Section 2(e).

e.	Pledged Indebtedness. No later than 10 days after the date of this Agreement, the Company shall irrevocably assign, transfer and convey to the Agent, for the ratable benefit of the Holders, the Company’s entire right, title and interest in and to (i) the Promissory Note made by J&N Real Estate Company, L.L.C. payable to the Company in the principal amount of $3,800,000 and (ii) the Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated June 30, 2021, between J & N REAL ESTATE COMPANY, L.L.C., as borrower, for the benefit of Assignor, as lender, which was recorded on July 6, 2021 as Instrument Number 2021099922, in the Official Records of the County of Jefferson, Colorado (collectively, the “Assignment of Pledged Indebtedness”). Upon consummation the of the Assignment of Pledged Indebtedness, (i) the Put Price shall be reduced by $2,000,000 and (ii) the outstanding principal amount of the Debentures shall be ratably reduced by $600,000. After giving effect to the reduction of the Put Price pursuant to the foregoing sentence, the remaining $500,005 of the Put Price shall be due and payable on the Maturity Date.

f.	The Company Parties acknowledge and agree that the Holders and the Agent have fully and timely performed all of their respective obligations and duties in compliance with the Transaction Documents and applicable law, and have acted reasonably, in good faith, and appropriately under the circumstances.

g.	In further consideration of the Holders’ execution of this Agreement, each of the Company Parties, on behalf of itself and its successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, agents and attorneys, hereby forever, fully, unconditionally and irrevocably waives and releases each Holder and its successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, attorneys and agents (including the Agent) (collectively, the “Releasees”) from any and all claims, liabilities, obligations, debts, causes of action (whether at law or in equity or otherwise), defenses, counterclaims, setoffs, of any kind, whether known or unknown, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, directly or indirectly arising out of, connected with, resulting from or related to any act or omission by such Holder or any other Releasee, prior to the date hereof, with respect to the Transaction Documents (collectively, the “Claims”). Each Company Party further agrees that none of them shall commence, institute, or prosecute any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to prosecute, collect or enforce any Claim.

3.	Certain Reaffirmations and Reconfirmation of Security Interest and Subsidiary Guaranty. Each Company party further acknowledges, agrees, represents and warrants:

a.	The SPA, the Debentures, the Guaranty, the Security Agreement and the other Transaction Documents are legal, valid, binding and enforceable against the Company and the Subsidiary Guarantors in accordance with their respective terms. The terms of the Transaction Documents remain unchanged, except as expressly modified pursuant to this Agreement.

b.	The Company’s and each Subsidiary Guarantor’s respective obligations under the Transaction Documents are not subject to any setoff, deduction, claim, counterclaim or defenses of any kind or character whatsoever.

c.	Holders and Agent have valid, enforceable and perfected security interests in and liens in the Collateral (as defined in the Security Agreement), as to which there are no setoffs, deductions, claims, counterclaims, or defenses of any kind or character whatsoever.

d.	Nothing herein shall impair or limit the continuation of the liens and security interests granted to the Holders and/or the Agent under the Security Agreement or any of the other Security Documents, which liens and security interests are continued in full force and effect pursuant to and as provided therein and herein. The Company and each Subsidiary Guarantor acknowledges the continuing existence and priority of all liens and security interests granted, conveyed, and assigned pursuant to the Security Agreement and the other Security Documents in accordance with the terms thereof and hereof notwithstanding the coming into effect of this Agreement, and agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional documents and certificates as the Holders or the Agent request in order to perfect, preserve, and protect such liens and security interests.

e.	Each Subsidiary Guarantor acknowledges this Agreement and ratifies and confirms that the Guaranty executed by such Subsidiary Guarantor is not released, diminished, impaired, reduced, or otherwise adversely affected by this Agreement and continues to guarantee and assure the full payment and performance of all present and future obligations under the Debentures and the other Transaction Documents.

f.	This Agreement serves as notice under 4(x) of the Security Agreement of a commercial tort claim in excess of $250,000 arising from the Company’s claims against Dorchester Insurance Company, LTC for damages of at least $9,000,000. The Company hereby grants the Agent a lien and security interest in such commercial tort claim.

4.	Representations and Warranties of the Company Parties. Each of the Company Parties represents and warrants, severally and jointly, to the Holders that:

a.	Authorization; Enforcement. Each of the Company Parties has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company Parties and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each such Company Party and no further action is required by any Company Party in connection herewith or therewith. This Agreement has been duly executed by each Company Party and constitutes the valid and binding obligation of each Company Party enforceable against each such Company Party in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

b.	No Conflicts. The execution, delivery and performance by the Company Parties of this Agreement and the consummation by each of them of the transactions contemplated hereby, do not and will not: (i) conflict with or violate any provision of such Company Party’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of any Company Party, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, securities purchase agreement, debt or other instrument (evidencing Indebtedness of any Company Party or otherwise) or other understanding to which any Company Party is a party or by which any property or asset of any Company Party is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which a Company Party is subject (including federal and state securities laws and regulations), or by which any property or asset of a Company Party is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not reasonably be expected to result in a Material Adverse Effect.

c.	Absence of Defaults. Other than the Specified Default, no Event of Default has occurred or is continuing, and each Company Party has complied in all material respects with its respective obligations under the Transaction Documents.

5.	Deliveries and Other Conditions. In connection with the transactions contemplated by this Agreement, the Company Parties shall deliver to the Holders the following:

a.	on the date of this Agreement, a duly executed PDF copy of this Agreement (and, promptly after the date hereof, “wet ink” originals of Company Parties’ signature pages to this Agreement);

b.	on the date of this Agreement, satisfactory evidence that all corporate and other proceedings that are necessary in connection with this Agreement have been taken;

c.	the Company will reimburse the Holders’ legal fees in connection with this Agreement in the amount equal $7,500.

d.	such other documents, confirmations, agreements or other instruments reasonably requested by Holders.

6.	Transaction Documents. This Agreement is a Transaction Document. This Agreement, together with the other Transaction Documents, are the entire agreement among the parties with respect to the subject matter hereof.

7.	No Modification. Except as set forth in this Agreement, nothing shall be deemed or construed to amend, supplement or modify the Transaction Documents or otherwise affect the rights, remedies and/or obligations of any party thereto, all of which remain in full force and effect.

8.	Successors and Assigns; Survival. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto, and each of their respective successors and assigns. The representations and warranties of the Company Parties shall survive the consummation of the transactions contemplated by this Agreement.

9.	Governing Law.

a.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein.

10.	Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

11.	Announcement. The Company shall file a Form 8-K announcing the terms of this Agreement and filing this Agreement as an exhibit thereto on or before 5:30 p.m. (local time in New York, New York) on the Business Day after the date of this Agreement. Following the filing of such Form 8-K the Holders shall not be deemed to be in possession of any material, non-public information of the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

22nd Century Group, Inc.

By: /s/ Peter Ferola
Name: Peter Ferola
Title: General Counsel & Corporate Secretary

GUARANTORS: 22nd Century Limited, LLC
By: /s/ Peter Ferola Name: Peter Ferola Title: Manager
22nd Century Group Europe B.V.
By:/s/ Peter Ferola Name: Peter Ferola Title: Secretary
NASCO Products, LLC
By: /s/ Peter Ferola Name: Peter Ferola Title: Manager

Botanical Genetics, LLC
By: /s/ Peter Ferola Name: Peter Ferola Title: Manager
22nd Century Group Canada, Inc.
By:/s/ Peter Ferola Name: Peter Ferola Title: Secretary
Goodrich Tobacco Company, LLC
By:/s/ Peter Ferola Name: Peter Ferola Title: Secretary
Heracles Pharmaceutical, LLC
By: /s/ Peter Ferola Name: Peter Ferola Title: Manager

22nd Century Holdings, LLC
By: /s/ Peter Ferola Name: Peter Ferola Title: Manager

Golden Acquisition Sub, LLC
By:/s/ Peter Ferola Name: Peter Ferola Title: Secretary
ESI Holdings, LLC
By:/s/ Peter Ferola Name: Peter Ferola Title: Secretary
PTB Investment Holdings, LLC
By:/s/ Peter Ferola Name: Peter Ferola Title: Secretary
GV Farm Services, LLC
By:/s/ Peter Ferola Name: Peter Ferola Title: Secretary
Evergreen State Holdings, LLC
By:/s/ Peter Ferola Name: Peter Ferola Title: Secretary

Oregon Custom Supply, LLC
By:/s/ Peter Ferola Name: Peter Ferola Title: Secretary
Central Oregon Processing, LLC
By:/s/ Peter Ferola Name: Peter Ferola Title: Secretary
Prineville Solutions, LLC
By:/s/ Peter Ferola Name: Peter Ferola Title: Secretary
GVBiopharma UK Ltd.
By:/s/ Peter Ferola Name: Peter Ferola Title: Secretary

RX Pharmatech Ltd.
By:/s/ Peter Ferola Name: Peter Ferola Title: Secretary

HOLDERS AND AGENT:

JGB PARTNERS, LP

JGB CAPITAL LP

JGB CAPITAL OFFSHORE LTD.

JGB COLLATERAL LLC

By: /s/ Brett Cohen

Name: Brett Cohen

Title: President